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EXHIBIT (a)(5)(A)

NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, June 10, 2019

 LyondellBasell Announces Commencement of Modified Dutch Auction
Tender Offer to Purchase Up to 37,000,000 of Its Shares

        HOUSTON and LONDON, June 10, 2019 /PRNewswire/—LyondellBasell (NYSE: LYB) ("LyondellBasell" or the "Company"), one of the largest plastics, chemicals and refining companies in the world, today announced that it commenced a "modified Dutch Auction" tender offer to purchase up to 37,000,000 of its issued and outstanding ordinary shares, par value €0.04 per share (each, a "Share," and collectively, "Shares"), or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price that is the lesser of (i) a price not greater than $88.00 nor less than $77.00 per Share, and (ii) a price that equals 110% of the Daily VWAP on the expiration date of the tender offer (the "Final Price Cap"), to the seller in cash, less any applicable withholding taxes and without interest. If the Final Price Cap is determined to be less than $77.00 per Share, which is the low end of the price range in the tender offer, the Company will not purchase any Shares tendered, unless it decides, in its sole discretion, to amend or extend the offer in accordance with applicable law. The tender offer is made in accordance with the terms and subject to the conditions described in the offer to purchase, the related letter of transmittal and other related materials, as each may be amended or supplemented from time to time. The "Daily VWAP" is the daily per share volume-weighted average price for Shares on the New York Stock Exchange, as defined in more detail in the offer to purchase.

        The closing price of the Shares on the New York Stock Exchange on June 7, 2019, the last full trading day before the commencement of the tender offer, was $79.22 per Share. The tender offer is scheduled to expire at one (1) minute after 11:59 P.M., New York City time, on July 8, 2019, unless the offer is extended or terminated. The Company will determine the final Daily VWAP promptly after the close of trading on the New York Stock Exchange on July 8, 2019, unless the offer is extended or terminated, and will announce the final Daily VWAP, and the corresponding Final Price Cap, no later than 4:30 p.m., New York City time, on such date. Throughout the offer, the Daily VWAP will be available at https://www.LYBtenderoffer.com and from Georgeson LLC, the information agent for the tender offer, which may be contacted at the address and telephone number set forth on the back cover page of the offer to purchase.

        The Company believes that the repurchase of Shares pursuant to the tender offer is consistent with its long-term goal of allocating capital to maximize value for its shareholders and other stakeholders. The offer also provides a mechanism for completing the Company's authorized share repurchase program more rapidly than would be possible through open market repurchases. The Company believes that the modified Dutch auction tender offer provides its shareholders with the opportunity to tender all or a portion of their Shares, and thereby receive a return of some or all of their investment in the Company, if they so elect.

        The tender offer is not contingent upon any minimum number of Shares being tendered. However, the tender offer is subject to a number of other terms and conditions, which are described in detail in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the offer to purchase, the related letter of transmittal and other related materials, which will be mailed to shareholders of record promptly after commencement of the tender offer.

        None of the Company, the members of its Board of Directors, the dealer managers, the information agent or the depositary makes any recommendation as to whether any shareholder should participate or refrain from participating in the tender offer or as to the purchase price or purchase prices at which shareholders may choose to tender their Shares in the tender offer.

        The information agent for the tender offer is Georgeson LLC. The depositary for the tender offer is Computershare Trust Company, N.A. The dealer managers for the tender offer are J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC. For all questions relating to the tender offer, please call the information agent, Georgeson LLC, toll-free at 1 (866) 300-8594; banks and brokers may call either dealer manager, J.P. Morgan Securities LLC at 1 (877) 371-5947 or Morgan Stanley & Co. LLC at 1 (855) 483-0952.

About LyondellBasell

        LyondellBasell is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2019, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies." More information about LyondellBasell can be found at www.LyondellBasell.com.

Additional Information Regarding the Tender Offer

        This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities of LyondellBasell, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities of LyondellBasell. LyondellBasell will be filing today a tender offer statement on Schedule TO, including an offer to purchase, a related letter of transmittal and other related materials, with the United States Securities and Exchange Commission (the "SEC"). The tender offer will only be made pursuant to the offer to purchase, the related letter of transmittal and other related materials filed as part of the issuer tender offer statement on Schedule TO, in each case as may be amended or supplemented from time to time. Shareholders should read carefully the offer to purchase, the related letter of transmittal and other related materials because they contain important information, including the various terms of, and conditions to, the tender offer. Shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase, the related letter of transmittal and other related materials that LyondellBasell will be filing with the SEC at the SEC's website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Georgeson LLC, the information agent for the tender offer, toll-free at 1 (866) 300-8594.

Forward-Looking Statements

        The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to: the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; LyondellBasell's ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for LyondellBasell's and LyondellBasell's joint ventures' products, and the related effects of industry production capacities and operating rates; LyondellBasell's ability to achieve expected cost savings and other synergies; LyondellBasell's ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions and future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and LyondellBasell's ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and LyondellBasell's ability to comply with debt covenants and service LyondellBasell's debt. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties: (1) our ability to complete the tender offer; (2) the price and time at which we may make any additional Share repurchases following completion of the tender offer and the number of Shares acquired in such repurchases; and (3) changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of the United States or international lending, capital and financing markets. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the "Risk Factors" section of LyondellBasell's Form 10-K for the year ended December 31, 2018, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission's website at www.sec.gov.

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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575

Investor Contact: David Kinney +1 713-309-7141

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  EXHIBIT (a)(5)(A)
LyondellBasell Announces Commencement of Modified Dutch Auction Tender Offer to Purchase Up to 37,000,000 of Its Shares